Exhibit 99.4

This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

Start date of electronic provision measures: March 6, 2026

16th Ordinary General Meeting of Shareholders

Matters Subject to Electronic Provision Measures

(Items Excluded from Paper-Based Documents Delivered Upon Request)

Matters Related to the Company’s Share Options, etc.

Status of the Accounting Auditor

Company Structure and Policies

Consolidated Statement of Changes in Equity

Notes to Consolidated Financial Statements

Non-Consolidated Statement of Changes in Equity

Notes to Non-Consolidated Financial Statements

giftee, Inc.

Matters Related to the Company’s Share Options, etc.

(1)	Status of Share Options as of the End of the Fiscal Year

The status of share options, etc. as of the end of the fiscal year is as follows:

①	8th Share Options (Issued on March 23, 2018)

•	Number of Share Options

19 options (1,000 shares per option)

•	Class and Number of Shares Underlying the Share Options

19,000 shares of common stock

•	Issue Price of Share Options

Issued without consideration

•	Exercise Price of Share Options

¥210 per share

•	Exercise Period of Share Options

From March 24, 2020 to March 23, 2028

•	Conditions for Exercise of Share Options

Holders must, at the time of exercising the share options, hold the position of director, executive officer, or employee of the Company (including advisor or consultant), or director, executive officer, or employee of a subsidiary (including advisor or consultant). In the event that an eligible holder dies, the holder’s heir(s) may exercise the share options that remained unexercised at the time of the holder’s death. However, if such heir also dies, the heir’s successor(s) may not exercise the share options, and the relevant share options shall lapse pursuant to Article 287 of the Companies Act.

②	9th Share Options (Issued on July 18, 2018)

•	Number of Share Options

132 options (1,000 shares per option)

•	Class and Number of Shares Underlying the Share Options

132,000 shares of common stock

•	Issue Price of Share Options

Issued without consideration

•	Exercise Price of Share Options

¥210 per share

•	Exercise Period of Share Options

From July 19, 2020 to July 18, 2028

•	Conditions for Exercise of Share Options

Holders must, at the time of exercising the share options, hold the position of director, executive officer, or employee of the Company (including advisor or consultant), or director, executive officer, or employee of a subsidiary (including advisor or consultant). In the event that an eligible holder dies, the holder’s heir(s) may exercise the share options that remained unexercised at the time of the holder’s death. However, if such heir also dies, the heir’s successor(s) may not exercise the share options, and the relevant share options shall lapse pursuant to Article 287 of the Companies Act.

③	10th Share Options (Issued on January 4, 2019)

•	Number of Share Options

51 options (1,000 shares per option)

•	Class and Number of Shares Underlying the Share Options

51,000 shares of common stock

•	Issue Price of Share Options

Issued without consideration

•	Exercise Price of Share Options

¥275 per share

•	Exercise Period of Share Options

From January 4, 2021 to January 3, 2029

•	Conditions for Exercise of Share Options

Holders must, at the time of exercising the share options, hold the position of director, executive officer, or employee of the Company (including advisor or consultant), or director, executive officer, or employee of a subsidiary (including advisor or consultant). In the event that an eligible holder dies, the holder’s heir(s) may exercise the share options that remained unexercised at the time of the holder’s death. However, if such heir also dies, the heir’s successor(s) may not exercise the share options, and the relevant share options shall lapse pursuant to Article 287 of the Companies Act.

④	12th Share Options (Issued on May 17, 2019)

•	Number of Share Options

28 options (1,000 shares per option)

•	Class and Number of Shares Underlying the Share Options

28,000 shares of common stock

•	Issue Price of Share Options

Issued without consideration

•	Exercise Price of Share Options

¥1,500 per share

•	Exercise Period of Share Options

From May 18, 2021 to May 17, 2029

•	Conditions for Exercise of Share Options

Holders must, at the time of exercising the share options, hold the position of director, executive officer, or employee of the Company (including advisor or consultant), or director, executive officer, or employee of a subsidiary (including advisor or consultant). In the event that an eligible holder dies, the holder’s heir(s) may exercise the share options that remained unexercised at the time of the holder’s death. However, if such heir also dies, the heir’s successor(s) may not exercise the share options, and the relevant share options shall lapse pursuant to Article 287 of the Companies Act.

⑤	13th Share Options (Issued on November 13, 2020)

•	Number of Share Options

124 options (1,000 shares per option)

•	Class and Number of Shares Underlying the Share Options

124,000 shares of common stock

•	Issue Price of Share Options

Issued without consideration

•	Exercise Price of Share Options

¥3,215 per share

•	Exercise Period of Share Options

From November 14, 2022 to November 13, 2030

•	Conditions for Exercise of Share Options

Holders must, at the time of exercising the share options, hold the position of director, executive officer, or employee of the Company (including advisor or consultant), or director, executive officer, or employee of a subsidiary (including advisor or consultant). In the event that an eligible holder dies, the holder’s heir(s) may exercise the share options that remained unexercised at the time of the holder’s death. However, if such heir also dies, the heir’s successor(s) may not exercise the share options, and the relevant share options shall lapse pursuant to Article 287 of the Companies Act.

⑥	14th Share Options (Issued on March 12, 2021)

•	Number of Share Options

263 options (100 shares per option)

•	Class and Number of Shares Underlying the Share Options 26,300 shares of common stock

•	Issue Price of Share Options

Issued without consideration

•	Exercise Price of Share Options

¥3,898 per share

•	Exercise Period of Share Options

From March 13, 2023 to March 12, 2031

•	Conditions for Exercise of Share Options

Holders must, at the time of exercising the share options, hold the position of director, executive officer, or employee of the Company (including advisor or consultant), or director, executive officer, or employee of a subsidiary (including advisor or consultant). In the event that an eligible holder dies, the holder’s heir(s) may exercise the share options that remained unexercised at the time of the holder’s death. However, if such heir also dies, the heir’s successor(s) may not exercise the share options, and the relevant share options shall lapse pursuant to Article 287 of the Companies Act.

⑦	15th Share Options (Issued on November 12, 2021)

•	Number of Share Options

68 options (1,000 shares per option)

•	Class and Number of Shares Underlying the Share Options

68,000 shares of common stock

•	Issue Price of Share Options Issued without consideration

•	Exercise Price of Share Options

¥3,528 per share

•	Exercise Period of Share Options

From November 13, 2023 to November 12, 2031

•	Conditions for Exercise of Share Options

Holders must, at the time of exercising the share options, hold the position of director, executive officer, or employee of the Company (including advisor or consultant), or director, executive officer, or employee of a subsidiary (including advisor or consultant). In the event that an eligible holder dies, the holder’s heir(s) may exercise the share options that remained unexercised at the time of the holder’s death. However, if such heir also dies, the heir’s successor(s) may not exercise the share options, and the relevant share options shall lapse pursuant to Article 287 of the Companies Act.

⑧	16th Share Options (Issued on November 14, 2022)

•	Number of Share Options

64 options (1,000 shares per option)

•	Class and Number of Shares Underlying the Share Options

64,000 shares of common stock

•	Issue Price of Share Options

Issue without consideration

•	Exercise Price of Share Options

¥2,291 per share

•	Exercise Period of Share Options

From November 15, 2024 to November 14, 2032

•	Conditions for Exercise of Share Options

Holders must, at the time of exercising the share options, hold the position of director, executive officer, or employee of the Company (including advisor or consultant), or director, executive officer, or employee of a subsidiary (including advisor or consultant). In the event that an eligible holder dies, the holder’s heir(s) may exercise the share options that remained unexercised at the time of the holder’s death. However, if such heir also dies, the heir’s successor(s) may not exercise the share options, and the relevant share options shall lapse pursuant to Article 287 of the Companies Act.

⑨	17th Share Options (Issued on November 14, 2023)

•	Number of Share Options

93 options (1,000 shares per option)

•	Class and Number of Shares Underlying the Share Options

93,000 shares of common stock

•	Issue Price of Share Options

Issued without consideration

•	Exercise Price of Share Options

¥1,792 per share

•	Exercise Period of Share Options

From November 15, 2025 to November 14, 2033

•	Conditions for Exercise of Share Options

Holders must, at the time of exercising the share options, hold the position of director, executive officer, or employee of the Company (including advisor or consultant), or director, executive officer, or employee of a subsidiary (including advisor or consultant). In the event that an eligible holder dies, the holder’s heir(s) may exercise the share options that remained unexercised at the time of the holder’s death. However, if such heir also dies, the heir’s successor(s) may not exercise the share options, and the relevant share options shall lapse pursuant to Article 287 of the Companies Act.

⑩	19th Share Options (Issued on December 2, 2024)

•	Number of Share Options

492 options (100 shares per option)

•	Class and Number of Shares Underlying the Share Options

49,200 shares of common stock

•	Issue Price of Share Options

Issued without consideration

•	Exercise Price of Share Options

¥1,395 per share

•	Exercise Period of Share Options

From November 15, 2026 to November 14, 2034

•	Conditions for Exercise of Share Options

Holders must, at the time of exercising the share options, hold the position of director, executive officer, or employee of the Company (including advisor or consultant), or director, executive officer, or employee of a subsidiary (including advisor or consultant). In the event that an eligible holder dies, the holder’s heir(s) may exercise the share options that remained unexercised at the time of the holder’s death. However, if such heir also dies, the heir’s successor(s) may not exercise the share options, and the relevant share options shall lapse pursuant to Article 287 of the Companies Act.

⑪	20th Share Options (Issued on December 19, 2025)

•	Number of Share Options

654 options (100 shares per option)

•	Class and Number of Shares Underlying the Share Options

65,400 shares of common stock

•	Issue Price of Share Options

Issued without consideration

•	Exercise Price of Share Options

¥1,188 per share

•	Exercise Period of Share Options

From November 20, 2027 to November 19, 2035

•	Conditions for Exercise of Share Options

Holders must, at the time of exercising the share options, hold the position of director, executive officer, or employee of the Company (including advisor or consultant), or director, executive officer, or employee of a subsidiary (including advisor or consultant). In the event that an eligible holder dies, the holder’s heir(s) may exercise the share options that remained unexercised at the time of the holder’s death. However, if such heir also dies, the heir’s successor(s) may not exercise the share options, and the relevant share options shall lapse pursuant to Article 287 of the Companies Act.

Status of Share Options Held by the Company’s Officers

	Share Option Series	Number of Share Options	Number of Shares Underlying the Share Options	Number of Holders
Directors (excluding outside directors)	8th Share Options	—	—	—
	9th Share Options	132	132,000	2
	10th Share Options	—	—	—
	12th Share Options	—	—	—
	13th Share Options	—	—	—
	14th Share Options	—	—	—
	15th Share Options	—	—	—
	16th Share Options	—	—	—
	17th Share Options	—	—	—
	19th Share Options	—	—	—
	20th Share Options	—	—	—
Outside Directors	8th Share Options	—	—	—
	9th Share Options	—	—	—
	10th Share Options	—	—	—
	12th Share Options	—	—	—
	13th Share Options	—	—	—
	14th Share Options	—	—	—
	15th Share Options	—	—	—
	16th Share Options	—	—	—
	17th Share Options	—	—	—
	19th Share Options	—	—	—
	20th Share Options	—	—	—
Corporate Auditor	8th Share Options	—	—	—
	9th Share Options	—	—	—
	10th Share Options	—	—	—
	12th Share Options	—	—	—
	13th Share Options	—	—	—
	14th Share Options	—	—	—
	15th Share Options	—	—	—
	16th Share Options	—	—	—
	17th Share Options	—	—	—
	19th Share Options	—	—	—
	20th Share Options	—	—	—

(2)	Status of Share Options Granted During the Fiscal Year

The details of such share options, etc. are as described in (1) above.

•	Aggregate Totals of Share Options Granted to Company Employees, and Officers and Employees of Subsidiaries

	Share Option Series	Number of Share Options	Number of Grantees
Company Employees (Excluding Officers)	18th Share Options	654	88

(3)	Other Important Matters Related to Share Options, etc.

Summary of Paid Stock Options Issued Pursuant to the Board of Directors’ Resolution Dated April 16, 2024

18th Share Options (Issued on May 1, 2024)

•	Number of Share Options

4,000 options (100 shares per option)

•	Class and Number of Shares Underlying the Share Options

400,000 shares of common stock

•	Issue Price of Share Options

¥10 per option

•	Exercise Price of Share Options

¥1,253 per share

•	Exercise Period of Share Options

From May 1, 2026 to April 30, 2034

•	Conditions for Exercise of Share Options

A person allotted share options (hereinafter referred to as a “Share Option Holder”) may exercise the share options only if EBITDA, in any fiscal year between January 1, 2024 and December 31, 2033, satisfies one of the conditions (a) through (c) below. Exercise shall be permitted up to the applicable ratio specified for each condition (the “Exercise Ratio”). Any fractional share options resulting from the calculation of the number of exercisable share options shall be rounded down

(a)	If EBITDA exceeds ¥5.0 billion at least once, the Exercise Ratio shall be 20%.

(b)	If EBITDA exceeds ¥7.5 billion at least once, the Exercise Ratio shall be 50%.

(c)	If EBITDA exceeds ¥10.0 billion at least once, the Exercise Ratio shall be 100%.

For the purpose hereof, EBITDA shall be determined by reference to “Operating Profit + Amortisation of Goodwill + Depreciation + Share-Based Compensation Expenses + Interest Expenses,” based on the Consolidated Statement of Income (or the Statement of Income if consolidated financial statements are not prepared; the same shall apply hereinafter) and the Consolidated Statement of Cash Flows (or the Statement of Cash Flows if consolidated financial statements are not prepared; the same shall apply hereinafter) as presented in the Company’s Annual Securities Report.

In the event of a change in applicable accounting standards, or upon the occurrence of any event that materially impacts the Company’s financial results, where the Board of Directors determines that it is inappropriate to make such determination based on the reported figures presented in the Consolidated Statement of Income and Consolidated Statement of Cash Flows, the Company may, within a reasonable scope, exclude the effects of such event(s) and adjust the figures used for determination.

A Share Option Holder must, at the time of exercising the share options, hold the position of director, corporate auditor, or employee of the Company or its affiliated companies. However, this shall not apply where the Board of Directors recognizes other justifiable grounds.

Exercise of the share options by an heir of a Share Option Holder shall not be permitted. However, this shall not apply where the Board of Directors recognizes other justifiable grounds.

Share options may not be exercised if such exercise would cause the total number of issued shares of the Company to exceed the total number of shares authorized at that time.

Share options representing less than one option may not be exercised.

Status of the Accounting Auditor

Matters Related to the Accounting Auditor

(1)	Name of the Accounting Auditor

EY ShinNihon LLC

(2)	Amount of Remuneration, etc.

Amount Paid
Amount of Remuneration, etc. for the Accounting Auditor for the Fiscal Year	48 millions of yen
Total Amount of Monetary and Other Property Benefits Payable by the Company and Its Subsidiaries	48 millions of yen

Notes:

1 Under the audit agreement between the Company and the Accounting Auditor, the audit remuneration, etc. attributable to audits conducted pursuant to the Companies Act and those conducted pursuant to the Financial Instruments and Exchange Act are not clearly segregated and cannot be practically separated. Accordingly, the Amount of Remuneration, etc. for the Accounting Auditor for the Fiscal Year includes the aggregate total of such amounts.

2 The Board of Corporate Auditors, taking into consideration the “Practical Guidelines for Cooperation with Accounting Auditors” published by the Japan Audit & Supervisory Board Members Association, reviewed the audit results for prior fiscal years, including audit hours by audit item and organizational level, trends in remuneration amounts, and the Accounting Auditor’s performance of duties. Based on its examination of the audit plan and remuneration for the fiscal year, the Board of Corporate Auditors has granted its consent to the Accounting Auditor’s remuneration, etc. pursuant to Article 399, Paragraph 1 of the Companies Act.

3 Among the Company’s significant subsidiaries, YouGotaGift.com Ltd. is audited by an audit firm that belongs to the same network (Ernst & Young LLC) as the Company’s accounting auditor.

(3)	Details of Non-Audit Services

Not applicable.

(4)	Matters Related to Audits of Subsidiaries

The Company’s subsidiaries, GIFTEE MALAYSIA SDN. BHD., Giftee Mekong Company Ltd., PT giftee International Indonesia, and GIFTEE TECH VIETNAM COMPANY LIMITED, are audited by audit firms other than the Company’s Accounting Auditor.

(5)	Details and Summary of the Limitation of Liability Agreement

The Company and its Accounting Auditor, EY ShinNihon LLC, have entered into a limitation of liability agreement pursuant to Article 427, Paragraph 1 of the Companies Act. A summary of the agreement is as follows:

With respect to the liability of the Accounting Auditor under Article 423, Paragraph 1 of the Companies Act, where the Accounting Auditor has acted in good faith and without gross negligence in the performance of its duties, the maximum liability amount for damages owed to the Company shall be limited to the minimum liability amount provided for under Article 425, Paragraph 1 of the Companies Act.

(6)

Policy for Determining the Dismissal or Non-Reappointment of the Accounting Auditor If the Board of Corporate Auditors determines that dismissal or non-reappointment of the Accounting Auditor is necessary, including cases where circumstances arise that interfere with the proper execution of the Accounting Auditor’s duties, the Board of Corporate Auditors shall determine the details of a proposal regarding the dismissal or non-reappointment of the Accounting Auditor. The Board of Directors shall, based on such determination, submit the proposal to the General Meeting of Shareholders. Furthermore, if the Board of Corporate Auditors recognizes that the Accounting Auditor falls under any of the items set forth in Article 340, Paragraph 1 of the Companies Act, the Board of Corporate Auditors shall dismiss the Accounting Auditor upon the unanimous consent of all Corporate Auditors. In such a case, a Corporate Auditor appointed by the Board of Corporate Auditors shall report the dismissal of the Accounting Auditor and the reasons for it at the first General Meeting of Shareholders convened after the dismissal.

Company Structure and Policies

(1)	Systems to Ensure that the Execution of Duties by Directors Complies with Laws and Regulations and the Articles of Incorporation, and Other Systems to Ensure the Appropriateness of Business Operations

The Company has adopted a basic policy regarding systems designed to ensure the appropriateness of business operations, pursuant to Article 362, Paragraph 5 of the Companies Act, including matters set forth in Article 362, Paragraph 4, Item 6 of the Companies Act and the respective provisions of Article 100, Paragraphs 1 and 3 of the Ordinance for Enforcement of the Companies Act. A summary of the policy is as follows:

a. Systems to Ensure that the Execution of Duties by Directors and Employees Complies with Laws and Regulations and the Articles of Incorporation

(a)

The Company has established a Board of Directors to supervise the execution of duties by Directors and a Board of Corporate Auditors vested with auditing authority. By appointing Outside Directors and Outside Corporate Auditors, the Company ensures rigorous oversight of the execution of duties by Directors and of compliance with applicable laws and regulations, the Articles of Incorporation, and internal regulations.

(b)

To strengthen and enhance the compliance framework, the Company has enacted internal regulations, including the Regulations on Authority and Responsibility, the Regulations on Segregation of Duties, the Compliance Regulations, and other rules relating to the internal control system. The internal audit function conducts proactive audits across the Company’s group, thereby ensuring the effectiveness and appropriateness of the compliance framework and verifying the validity and effectiveness of the internal control system.

(c)	The Company has introduced and operates an internal whistleblowing system with the aim of maintaining sound organizational management.

b. Systems for the Storage and Management of Information Related to the Execution of Duties by Directors

(a)

Information related to the execution of duties by Directors shall be appropriately stored and managed in accordance with applicable laws and regulations, the Articles of Incorporation, and the Company’s internal regulations, including the Document Management Regulations and the Information System Management Regulations.

(b)	The Company shall maintain such stored and managed information in a condition that allows timely inspection upon request by Directors or Corporate Auditors.

c. Regulations and Other Systems for the Management of Risk of Loss

(a)

The system for managing the risk of loss shall be addressed by the Board of Directors, where internal and external information is consolidated. The Board of Directors shall undertake the identification, assessment, prevention, and response planning for risks, and oversee the implementation of relevant measures. When necessary, personnel responsible for relevant departments shall attend meetings of the Board of Directors and report on the identification and evaluation of risks.

(b)	The Company has established the Risk Management Regulations and shall maintain a management framework designed to prevent the occurrence of risks.

d. Systems to Ensure the Efficient Execution of Duties by Directors

(a)

To ensure the efficient execution of duties by Directors, the Company shall, pursuant to the Board of Directors Regulations, hold regular meetings of the Board of Directors in principle once per month, as well as extraordinary meetings whenever necessary, to make decisions concerning business execution.

(b)

With respect to business execution, authority and responsibility are defined under internal regulations, including the Organizational Regulations, the Regulations on Segregation of Duties, and the Regulations on Authority and Responsibility, which shall be reviewed and revised as necessary.

e. Systems to Ensure the Appropriateness of Business Operations within the Corporate Group Consisting of the Company and Its Subsidiaries

(a)	With respect to the management of subsidiaries, the Company shall require compliance with the Affiliate Management Regulations established by the Company.

(b)	The Company’s internal audit function shall conduct audits of each company within the Group.

f. Matters Concerning Employees Assigned to Assist the Duties of Corporate Auditors, and the Independence of Such Employees from Directors

To ensure the independence of employees assigned to assist the duties of Corporate Auditors, any matters relating to personnel transfers, performance evaluations, or disciplinary actions involving such employees shall require the consent of the Board of Corporate Auditors.

g. Systems for Reporting by Directors and Employees to Corporate Auditors, and Other Systems Relating to Reporting to Corporate Auditors

(a)	Corporate Auditors shall attend meetings of the Board of Directors and receive reports on important matters.

(b)	Directors and Employees shall promptly report to the Corporate Auditors upon discovering any fact that may cause material damage to the Company.

h. Other Systems to Ensure the Effectiveness of Audits by Corporate Auditors

(a)

The Representative Director and President shall, whenever possible, hold meetings with the Corporate Auditors to exchange views and enhance mutual communication regarding the management of the Company, independently of routine business reporting.

(b)	Corporate Auditors shall periodically hold discussions with the Accounting Auditor and the internal audit function to exchange information necessary to ensure the effectiveness of audits.

i. Systems to Ensure the Reliability of Financial Reporting

The Company shall establish internal controls over financial reporting, periodically evaluate the status of the development and operation of such controls, and implement measures for their maintenance and improvement.

j. Basic Policy Regarding the Elimination of Transactions with Anti-Social Forces and the Status of Its Implementation

The Company shall maintain a firm stance against anti-social forces and organizations that threaten the order and safety of civil society, and shall have no involvement whatsoever with such parties. In response to any unreasonable demands, the Company shall cooperate with legal counsel, the police, and other relevant authorities, and address such matters resolutely.

(2)	Status of System for Ensuring the Proper Conduct of Business

The Company has established the systems described above to ensure the appropriateness of business operations and, based on the basic policy governing such systems, has implemented the following specific initiatives:

a.	Board of Directors

The Company’s Board of Directors is composed of seven Directors (including three Outside Directors). Meetings of the Board of Directors are held with the attendance of three Corporate Auditors. The Board makes decisions on important management matters and supervises the execution of duties by Directors. In addition to regular monthly meetings, extraordinary meetings are convened whenever necessary.

b.	Board of Corporate Auditors

The Company’s Board of Corporate Auditors is composed of three Corporate Auditors, consisting of one full-time Corporate Auditor and two part-time Corporate Auditors. The Board of Corporate Auditors holds regular monthly meetings and, when necessary, extraordinary meetings. Through these meetings, the Board formulates audit plans, reviews the status of audit implementation, and facilitates information sharing among Corporate Auditors.

Corporate Auditors attend meetings of the Board of Directors and other important meetings. In accordance with the audit plan, they conduct audit procedures, including the inspection of important documents and inquiries to Directors and Employees, thereby ensuring appropriate oversight of management. In addition, Corporate Auditors maintain close coordination with the internal audit function and the Accounting Auditor and strive to enhance the effectiveness and efficiency of audits.

c.	Nomination Committee and Compensation Committee

To strengthen the fairness, transparency, and objectivity of procedures relating to the nomination and remuneration of Directors, and to further enhance corporate governance, the Company has established the Nomination Committee and the Compensation Committee as voluntary advisory bodies to the Board of Directors. Matters concerning the nomination and remuneration of Directors are determined by the Board of Directors, taking into account the recommendations of each committee.

d.	Accounting Auditor

The Company has entered into an audit agreement with EY ShinNihon LLC, and timely and appropriate audits are conducted.

e.	Management Committee

The Company has established the Management Committee as a body responsible for agile decision-making relating to management and business execution. The Committee is composed of full-time Directors and other members deemed necessary by the Representative Director and President. The Committee deliberates on and resolves important management matters. In addition, the full-time Corporate Auditor attends meetings of the Management Committee whenever necessary and monitors the status of its operation.

(3)	Basic Policy Regarding Control of the Company

Not applicable.

(4)	Policy on the Determination of Dividends from Surplus

The Company’s basic policy is to achieve both sustainable profit growth and shareholder returns. The Company will implement a progressive dividend policy with a target dividend payout ratio of 30%* and aims to increase dividends in line with profit growth.

*

The dividend payout ratio will be calculated based on Non-GAAP net income, adjusted to exclude extraordinary gains and losses and temporary profit or loss effects such as tax effects arising from the open innovation tax incentive and other non-recurring items.

Consolidated Statement of Changes in Equity

From January 1, 2025

(To December 31, 2025)

(Unit: millions of yen)

	Shareholders’ Equity
	Share Capital	Capital Surplus	Retained Earnings	Treasury Shares	Total Shareholders’ Equity
Balance at Beginning of Period	3,248	3,235	1,008	(0)	7,492
Changes During the Period
Issuance of New Shares	37	37			75
Dividends from Surplus			(296)		(296)
Profit Attributable to Owners of Parent			935		935
Changes in Equity Resulting from Transactions with Non- Controlling Interests		200			200
Purchase of Treasury Shares				(0)	(0)
Net Changes in Items Other
Than Shareholders’ Equity
Total Changes During the Period	37	237	639	(0)	914
Balance at End of Period	3,286	3,473	1,648	(0)	8,407

	Accumulated Other Comprehensive Income
	Other Valuation Difference on Available-for- Sale Securities	Foreign Currency Translation Adjustments	Total Accumulated Other Comprehensive Income	Share Acquisition Rights	Non- Controlling Interests	Total Net Assets
Balance at Beginning of Period	113	28	141	622	97	8,354
Changes During the Period
Issuance of New Shares						75
Dividends from Surplus						(296)
Profit Attributable to Owners of Parent						935
Changes in Equity Resulting from Transactions with Non- Controlling Interests						200
Purchase of Treasury Shares						(0)
Net Changes in Items Other Than Shareholders’ Equity	(7)	(70)	(77)	54	26	3
Total Changes During the Period	(7)	(70)	(77)	54	26	918
Balance at End of Period	106	(42)	63	676	124	9,272

Notes to Consolidated Financial Statements

Notes on Significant Matters Forming the Basis for the Preparation of Consolidated Financial Statements

1.	Scope of Consolidation

(1)	Number of Consolidated Subsidiaries: 11

(2)	Names of Consolidated Subsidiaries

GIFTEE MALAYSIA SDN. BHD.

Sow Experience Co., Ltd.

Giftee Mekong Company Ltd.

PT giftee International Indonesia.

paintory Inc.

Brewtope Inc.

GIFTEE TECH VIETNAM COMPANY LIMITED.

YouGotaGift.com Ltd.

YouGotaGift.com for business services

YOUGOTAGIFT PRIVATE LIMITED

YouGotaGift LLC

(3)	Changes in the Scope of Consolidation

YouGotaGift for Designing Gifts and Luxuries was excluded from the scope of consolidation as its liquidation was completed during the consolidated fiscal year.

(4)	Fiscal Year-End of Consolidated Subsidiaries

The fiscal year-end of the consolidated subsidiaries coincides with the consolidated fiscal year-end.

2.	Application of the Equity Method

(1)	Number of Affiliates Accounted for Using the Equity Method: 3

(2)	Names of Affiliates Accounted for Using the Equity Method

DIRIGIO Inc.

yui Inc.

orosy Inc.

(3)	Names of Affiliates Not Accounted for Using the Equity Method

Not applicable.

(4)	Changes in the Scope of Application of the Equity Method

Not applicable.

3.	Accounting Policies

(1)	Valuation Standards and Methods for Significant Assets

①	Securities

Investments in Affiliates: Stated at cost determined by the moving-average method Other Securities

Securities Other Than Shares Without Market Prices:	: Measured at fair value (valuation differences are recognised directly in net assets)

Shares Without Market Prices	: Stated at cost determined by the moving-average method

With respect to investments in limited liability investment partnerships, the Company applies a method whereby the Company’s equity interest is recognised at the net amount based on the most recent financial statements of the partnership.

②	Inventories

Merchandise	: Stated at cost determined by the moving-average method, the first-in, first-out (FIFO) method, or the last purchase cost method (The balance sheet value is determined by the method of writing down the book value based on a decline in profitability.)

Work in Process	: Stated at cost determined by the specific identification method (The balance sheet value is determined by the method of writing down the book value based on a decline in profitability.)

Supplies	: Stated at cost determined by the last purchase cost method (The balance sheet value is determined by the method of writing down the book value based on a decline in profitability.)

(2) Depreciation Methods for Significant Depreciable Assets

①	Tangible Fixed Assets

The Company applies the straight-line method for buildings and the declining-balance method for tools, furniture and fixtures.

Buildings           : 8 ~ 15 years

Tools, Furniture and Fixtures   : 3 ~ 15 years

②	Intangible Assets

The Company applies the straight-line method. Software for internal use is amortised based on the estimated useful life for internal use (five years). Trademark rights are amortised using the straight-line method over ten years. Customer-related assets are amortised using the straight-line method over nine years.

(3)	Recognition Criteria for Significant Provisions

Allowance for Doubtful Accounts: To provide for potential credit losses, the Company records an allowance for doubtful accounts. For general receivables, the allowance is calculated based on historical loss rates. For specific receivables, including those considered doubtful, recoverability is individually assessed and the estimated uncollectible amount is recognised.

Net Defined Benefit Liability: Certain consolidated subsidiaries apply the simplified method in calculating the liability and expenses related to retirement benefits for employees. Under this method, the retirement benefit obligation is measured at the amount payable at the fiscal year-end assuming voluntary termination.

(4)	Method of Accounting for Retirement Benefits

Certain consolidated subsidiaries, including YouGotaGift.com Ltd. and three other companies, apply the simplified method in calculating the liability for retirement benefits and retirement benefit expenses in order to provide for employees’ retirement benefits. Under this method, the amount that would be required to be paid at the fiscal year-end assuming voluntary retirement is used as the retirement benefit obligation.

(5)	Other Significant Matters for the Preparation of Consolidated Financial Statements

①	Accounting Treatment of Deferred Assets

Share issuance costs are recognised as expenses in full at the time incurred.

②	Translation of Significant Foreign Currency-Denominated Assets and Liabilities

Monetary receivables and payables denominated in foreign currencies are translated into yen at the spot exchange rate prevailing on the consolidated fiscal year-end date, and translation differences are recognised in profit or loss. Assets and liabilities of foreign subsidiaries are translated into yen at the spot exchange rate prevailing on the consolidated fiscal year-end date. Revenues and expenses are translated at the average exchange rate prevailing during the fiscal year. Translation differences are included in foreign currency translation adjustments and non-controlling interests within net assets.

③	Amortisation Method and Period of Goodwill

Goodwill is amortised on a straight-line basis over a period of seven to eight years.

④	Recognition Standards for Revenues and Expenses

With respect to revenues arising from contracts with customers in the Company’s principal business, the e-Gift Platform Business, the main performance obligations and the usual timing of their satisfaction (the usual timing of revenue recognition) are as follows:

e-Gift Platform Business

Given that the Company arranges for and manages the issuance of e-gifts exchangeable for customers’ products or services to third parties and ensures that such e-gifts are available for use by users, revenue is recognised at the point when an e-gift is issued to a third party and made available for use by the user; an issued e-gift is redeemed by the user; or management of the issued e-gift is terminated due to expiration.

Notes on Changes in Accounting Policies

The Company has applied the “Accounting Standard for Corporate Taxes, Inhabitant Taxes and Enterprise Taxes, etc.” (ASBJ Statement No. 27, October 28, 2022; hereinafter the “2022 Revised Accounting Standard”) and related guidance from the beginning of the fiscal year under review.

With respect to the amendments concerning the classification of corporate taxes (taxation related to other comprehensive income), the Company has applied the transitional treatment prescribed in the proviso to paragraph 20-3 of the 2022 Revised Accounting Standard and the proviso to paragraph 65-2(2) of the “Implementation Guidance on Tax Effect Accounting” (ASBJ Guidance No. 28, October 28, 2022; hereinafter the “2022 Revised Implementation Guidance”).

There is no impact on the consolidated financial statements resulting from this change in accounting policy. In addition, the amendments related to the review of the accounting treatment in consolidated financial statements when gains or losses arising from the sale of shares of subsidiaries, etc. among consolidated companies are deferred for tax purposes have been applied from the beginning of the fiscal year under review in accordance with the 2022 Revised Implementation Guidance.

Although this change in accounting policy is applied retrospectively, there were no applicable transactions, and therefore there is no impact on the consolidated financial statements for the previous fiscal year.

Notes on Accounting Estimates

1.	Valuation of Investment Securities (Unlisted Shares)

(1)	Amounts Recorded in the Consolidated Financial Statements for the Fiscal Year

Investment securities (unlisted shares):    ¥2,160 million

Loss on valuation of investment securities: ¥364 million

(2)	Information on Significant Accounting Estimates Related to the Identified Item

(i) Method of Estimation

To achieve sustainable growth, the Group makes investments in startup companies. In making such investments, the Group expects excess earning power arising from the future growth of investees and therefore invests in multiple unlisted companies at prices significantly higher than amounts based on net assets per share.

Unlisted shares denominated in foreign currencies are translated at the exchange rate as of the fiscal year-end. In evaluating such unlisted shares, impairment losses are recognized when the carrying value is deemed to have declined significantly due to impairment of the excess earning power expected at the time of investment.

(ii) Key Assumptions Used in Significant Accounting Estimates

In assessing whether the excess earning power expected at the time of investment has been impaired, the Group considers factors such as the achievement status of the business plan at the time of investment, the progress of business operations, market trends, and the status of financing of the investee. In addition, the value of the shares is estimated based on the present value of future cash flows derived from the latest business plan of the investee, and such value is compared with the carrying amount of the shares.

This assessment involves estimation uncertainty. The key assumptions used in these estimates primarily include future revenue forecasts in the investee’s business plan and the discount rate applied in calculating the present value of future cash flows.

Notes to Consolidated Balance Sheet

Accumulated Depreciation Deducted Directly from Assets

Tangible Fixed Assets     ¥157 million

Buildings       ¥71 million

Tools, Furniture and Fixtures ¥86 million

Notes to Consolidated Statement of Changes in Equity

1.	Total Number of Issued Shares as of the End of the Consolidated Fiscal Year

Common stock      29,777,502 shares

2.	Class and Number of Shares Underlying Share Options Outstanding as of the End of the Consolidated Fiscal Year

Common stock    602,300 shares

3.	Matters Related to Dividends

(1) Dividends Paid

① Total Amount of Dividends	¥ 296 million
② Dividend per Share	¥10.00
③ Record Date	December 31, 2024
④Effective Date	March 28, 2025

(2)

Dividends with a Record Date Falling within the Consolidated Fiscal Year, whose Effective Date Falls The Company plans to submit the following proposal regarding dividends on common stock at the Ordinary General Meeting of Shareholders scheduled for March 30, 2026.

① Total Amount of Dividends	¥ 387 million
② Dividend per Share	¥13.00
③ Record Date	December 31, 2025
④ Effective Date	March 31, 2026

Notes on Financial Instruments

1.	Matters Related to the Status of Financial Instruments

(1)	Policy on Financial Instruments

The Group’s policy for fund management is to invest primarily in short-term deposits. Funds are raised mainly through bank borrowings and the issuance of shares and bonds.

(2)	Details of Financial Instruments and Associated Risks

Major financial assets include cash and deposits, trade receivables, and investment securities. Deposits consist of demand deposits and are exposed to credit risk of the financial institutions with which the deposits are placed. However, the counterparties are limited to highly creditworthy banks. Trade receivables, including accounts receivable, are exposed to customers’ credit risk. Investment securities consist primarily of unlisted shares, unlisted bonds with share acquisition rights, and investments in limited liability investment partnerships. These instruments are exposed to credit risk of the respective issuers.

Major financial liabilities include trade payables, short-term borrowings, and long-term borrowings. Trade payables are mostly due within three months. Short-term and long-term borrowings are used primarily to finance working capital and investments. Borrowings with variable interest rates are exposed to interest rate fluctuation risk.

(3)	Risk Management System for Financial Instruments

Trade receivables, including accounts receivable, are managed through methods such as monitoring due dates and outstanding balances by counterparty. Investment securities are managed by periodically reviewing the financial condition of the respective issuers. Trade payables are exposed to liquidity risk; however, such risk is managed through the timely preparation and review of cash flow plans.

Interest rate fluctuation risk arising from borrowings is managed by closely monitoring interest rate trends and implementing appropriate measures when necessary.

(4)	Supplementary Explanation on Fair Value of Financial Instruments

The fair value of financial instruments includes values based on market prices, as well as reasonably estimated values when market prices are not available. As these estimates incorporate variable factors, the fair values may change depending on the assumptions or inputs applied.

2.	Fair Value of Financial Instruments

The carrying amounts recognised in the consolidated balance sheet, fair values, and the differences between them as of December 31, 2025 (the consolidated fiscal year-end) are as follows:

	Carrying Amount (Millions of Yen)	Fair Value (Millions of Yen)	Difference (Millions of Yen)
(1)Investment Securities
Unlisted Bonds with Share Acquisition Rights	656	656	—
J-KISS–type Share Acquisition Rights	150	150	—

Total Assets	806	806	—

(1)Long-term Borrowings (Including Current Portion)	9,262	9,253	(8)
Total Liabilities	9,262	9,253	(8)

*(1)

“Cash and deposits,” “Trade receivables and contract assets,” “Trade payables,” and “Short-term borrowings” are not presented, as these items consist of cash or are settled within a short period of time, and their fair values therefore approximate their carrying amounts.

*(2)	Items with immaterial carrying amounts in the consolidated balance sheet are not presented.
*(3)	Shares and other instruments without market prices are not included in the table above.

The carrying amounts of such financial instruments in the consolidated balance sheet are as follows:

Category	Carrying Amount (Millions of Yen)
Unlisted Shares	2,160
Shares of Affiliates	671
Investments in Limited Liability Investment Partnerships	908

Impairment losses on unlisted shares of ¥250 million and ¥364 million were recognized in the previous fiscal year and the fiscal year under review, respectively.

3.	Notes on Breakdown of Fair Value of Financial Instruments by Fair Value Hierarchy Level

Fair values of financial instruments are classified into the following three levels based on the observability and significance of inputs used in measuring fair value:

Level 1 Fair Value: Fair value measured using quoted prices in active markets for identical assets or liabilities among observable inputs.

Level 2 Fair Value: Fair value measured using observable inputs other than Level 1 inputs.

Level 3 Fair Value: Fair value measured using unobservable inputs.

When multiple inputs that have a significant impact on the fair value measurement are used, the fair value is classified into the level of the lowest priority input that is significant to the measurement.

(1)Financial Instruments Measured at Fair Value in the Consolidated Balance Sheet

	Fair Value (Millions of Yen)
Category	Level 1	Level 2	Level 3	Total
Investment Securities
Unlisted Bonds with Share Acquisition Rights	—	—	656	656
J-KISS–type Share Acquisition Rights	—	—	150	150
Total Assets	—	—	806	806

(2)Financial Instruments Not Measured at Fair Value in the Consolidated Balance Sheet

Category	Fair Value (Millions of Yen)
	Level 1	Level 2	Level 3	Total
Long-term Borrowings	—	9,253	—	9,253

Total Liabilities	—	9,253	—	9,253

*	Description of Valuation Techniques and Inputs Used in the Measurement of Fair Value

①	Investment Securities

Unlisted bonds with share acquisition rights held by the Company are measured at fair value based on the most recent transaction prices when information on recent arm’s length transactions or financing prices is available. As the measurement uses unobservable inputs, the fair value is classified as Level 3 fair value. The 2 most recent transaction price is assumed to remain valid for a certain period after the transaction date.

②	Long-term Borrowings (Including Current Portion)

For long-term borrowings with variable interest rates, the carrying amount is deemed to appropriate fair value, as market interest rates are reflected within a short period. Accordingly, the carrying amount is used as fair value.

For long-term borrowings with fixed interest rates, fair value is measured as the present value of the total principal and interest, discounted using an interest rate assumed for similar new borrowings. Such fair value is classified as Level 2 fair value.

Notes on Business Combinations

1.	Finalization of Provisional Accounting Treatment for a Business Combination

With respect to the business combinations involving YouGotaGift.com Ltd. and four other companies conducted on November 15, 2024, provisional accounting treatment had been applied in the previous consolidated fiscal year. The accounting treatment was finalized during the consolidated fiscal year.

As a result of the finalization of the provisional accounting treatment, significant revisions to the initial allocation of the acquisition cost have been reflected in the comparative information included in the consolidated financial statements for the consolidated full year.

Consequently, customer-related assets of ¥793 million, trademark rights of ¥348 million, and deferred tax liabilities of ¥414 million were newly recognised. Customer-related assets are amortised on a straight-line basis over nine years, and trademark rights are amortised on a straight=line basis over ten years. Provisionally recognised goodwill of ¥4,197 million decreased by ¥640 million upon finalization of the accounting treatment, resulting in goodwill of ¥3,557 million. There has been no change to the amortisation period of goodwill. The decrease in goodwill primarily reflects the recognition of customer-related assets, trademark rights, and deferred tax liabilities.

Notes on Revenue Recognition

1.	Disaggregation of Revenue Arising from Contracts with Customers

e-Gift Platform Business (Millions of Yen)
giftee Service	162
giftee for Business Service	9,188
eGift System Service	1,136
Regional Currency Service	243
Sow Experience Service	909
YGG Service	1,972
Other Service	535

Revenue from Contracts with Customers	14,149

Other Revenue	—

Net Sales to External Customers	14,149

Note: As the Group operates under a single segment, the “e-Gift Platform Business,” disaggregated revenue information is not presented by segment.

2.	Basis for Understanding Revenue Arising from Contracts with Customers

Information forming the basis for understanding revenue is described in “Notes on Significant Matters Forming the Basis for the Preparation of Consolidated Financial Statements 3. Accounting Policies (4) Other Significant Matters ④ Recognition Standards for Revenues and Expenses”

3.	Information for Understanding the Amount of Revenue for the Consolidated Fiscal Year and Subsequent Fiscal Years

①	Balances Years of Contract Assets and Contract Liabilities

Current Consolidated Fiscal Year (Millions of Yen)
Receivables from Contracts with Customers (Beginning Balance)	10,956
Receivables from Contracts with Customers (Ending Balance)	10,582
Contract Assets (Beginning Balance)	262
Contract Assets (Ending Balance)	70
Contract Liabilities (Beginning Balance)	1,425
Contract Liabilities (Ending Balance)	2,507

Of the revenue recognized during the consolidated fiscal year, ¥1,425 million was included in the contract liabilities balance at the beginning of the period.

There was no material revenue recognised during the consolidated fiscal year arising from performance 2Transaction obligations satisfied (or partially satisfied) in prior periods.

②	Transaction Price Allocated to Remaining Performance Obligations

As the Group has no material transactions with an initially expected contract term exceeding one year, the practical expedient has been applied, and the related information is not presented. In addition, there are no material amounts of consideration arising from contracts with customers that are excluded from the transaction price.

Notes on Per Share Information
Net Assets per Share	¥284.49
Profit per Share	¥31.51

Notes on Significant Subsequent Events

The Company resolved at the meeting of the Board of Directors held on February 13, 2026, to establish “Giftee Group Inc.” (the “Holding Company”), a pure holding company (wholly owning parent company), through a single share transfer by the Company (the “Share Transfer”), subject to approval at the Ordinary General Meeting of Shareholders scheduled for March 30, 2026, and the completion of other required procedures. The effective date of the Share Transfer is planned for July 1, 2026.

1. Background and Purpose of Transition to a Holding Company Structure through a Single Share Transfer

(1)	Background of the Holding Company Structure

Under its corporate vision—“Providing services that foster diverse connections among individuals, companies, and communities, centered on e-gifts”—the Company operates the e-Gift Platform Business both domestically and internationally, delivering end-to-end services from the issuance to distribution of e-gifts.

As part of its growth strategy, the Company has pursued the “expansion of the e-Gift Platform” and “geographical expansion,” strengthening and accelerating these initiatives through agile M&A activities.

At the same time, with the expansion of business domains and geographic reach, the Company recognizes an increasing need to: ① enhance investment decision-making and capital allocation; ② strengthen group management, including post-merger integration (PMI); and ③ further reinforce group governance, including risk management and internal controls.

In light of these developments, the Company has determined that transitioning to a group management structure centered on a holding company—through the separation of management oversight functions and business execution functions—is the most appropriate approach to ensure sustainable growth and enhance medium- to long-term corporate value.

(2)	Purpose of the Holding Company Structure

Following the transition to a holding company structure, the Holding Company will assume responsibility for ① formulating group-wide business portfolio strategies and overseeing capital allocation; ② developing and promoting the Group’s growth strategies, including M&A and new business initiatives; and ③ enhancing group-wide risk management, compliance, and internal control systems. Through these initiatives, the Company aims to achieve both accelerated growth and strengthened management discipline.

Meanwhile, each operating company within the Group will pursue autonomous and accountable management aligned with its specific business characteristics and growth stage, enabling swift decision-making and flexible execution in response to changes in the external environment.

Through this structure, the Group seeks to balance agility in growth investments with capital discipline, further strengthen group governance, and enhance sustainable corporate value across the Group .

2.	Summary of the Share Transfer

(1)	Schedule of the Share Transfer

Board of Directors Meeting Approving the Share Transfer Plan	February 13, 2026
Record Date for the Ordinary General Meeting of Shareholders	December 31, 2025
Ordinary General Meeting of Shareholders Approving the Share Transfer Plan	March 30, 2026 (planned)
Delisting Date of the Company’s Shares	June 29, 2026 (planned)
Registration Date of Incorporation of the Holding Company (Effective Date)	July 1, 2026 (planned)
Listing Date of the Holding Company	July 1, 2026 (planned)

*	The schedule is subject to change due to procedural requirements of the Share Transfer or other relevant factors.

(2)	Method of the Share Transfer

The Share Transfer will be conducted as a single share transfer, whereby the Company will become a wholly owned subsidiary through the share transfer, and the Holding Company will be established as the wholly owning parent company.

(3) Details of the Share Transfer Allocation (Share Transfer Ratio)

	giftee Group Inc.	giftee Inc.
	(Wholly Owning Parent Company)	(Wholly Owned Subsidiary)
Share Transfer Ratio	1	1

①	Share Transfer Ratio

In the Share Transfer, the Holding Company will allot and deliver one share of its common stock for each share of the Company’s common stock held by shareholders immediately prior to the time at which the Holding Company acquires all issued shares of the Company.

②	Number of Shares per Unit The Holding Company will adopt a share unit system, with 100 shares constituting one share unit.

③	Basis for Determining the Share Transfer Ratio

This Share Transfer is a single share transfer conducted solely by the Company to establish one wholly owning parent company. As there will be no change in the shareholder composition of the Company and that of the Holding Company upon the Share Transfer, the Share Transfer Ratio has been determined with primary emphasis on avoiding any disadvantage or confusion to shareholders. Accordingly, one share of the Holding Company’s common stock will be allotted and delivered for each share of the Company’s common stock held by shareholders.

④	Results of Calculation by a Third-Party Valuation Institution, Valuation Methods, and Basis Thereof

For the reasons stated in ③ above, no calculation by a third-party valuation institution has been conducted.

⑤	Number of New Shares to Be Delivered upon the Share Transfer (Planned)

Common stock: 29,827,502 shares (planned) However, if the total number of issued shares of the Company changes prior to the effective date of the Share Transfer, the number of new shares to be delivered by the Holding Company will be adjusted accordingly.

(4)

Treatment of Share Options and Bonds with Share Options in Connection with the Organizational Restructuring With respect to the share options issued by the Company, the Holding Company intends to allot and deliver to the holders of such share options Holding Company share options that are equivalent in content and identical in number to the Company’s existing share options, in substitution for the Company’s share options. The Company has not issued any bonds with share options; therefore, this item is not applicable.

(5)

Application for Listing of the Holding Company The Company plans to apply for a new listing (technical listing) of the shares of the newly established Holding Company on the Prime Market of the Tokyo Stock Exchange. The listing date is scheduled for July 1, 2026. As the Company will become a wholly owned subsidiary of the Holding Company as a result of the Share Transfer, the Company’s shares are scheduled to be delisted from the Prime Market of the Tokyo Stock Exchange on June 29, 2026, prior to the listing of the Holding Company.

The delisting date may be subject to change, as it will be determined in accordance with the rules of the Tokyo Stock Exchange

3.Overview of the Newly Established Company (Wholly Owning Parent Company / Holding Company) (Planned)

(1) Name	giftee Group, Inc.
(2) Head Office Location	2-10-2 Higashi-Gotanda, Shinagawa-ku, Tokyo
(3) Title and Name of Representative	Representative Director: Mutsumi Ota
Representative Director: Tatsuya Suzuki
(4) Business Description	Management and administration of group companies, and related or ancillary operations
(5) Capital	20 million yen
(6) Fiscal Year End	December 31

4.	Overview of Accounting Treatment

As this share transfer qualifies as a transaction under common control for accounting purposes, it will have no impact on profit or loss. In addition, no goodwill is expected to arise as a result of this share transfer.

Statement of Changes in Equity

(From January 1, 2025)

(To December 31, 2025)

(Unit: millions of yen)

	Shareholders’ Equity
	Capital Surplus			Retained Earnings
	Share Capital			Other Retained Earnings
		Capital Reserve	Total Capital Surplus	Reserve for Specified Shares	Retained Earnings Brought Forward	Total Retained Earnings
Balance at Beginning Period	3,248	3,235	3,235	484	1,356	1,840
Changes During the Period
Issuance of New Shares	37	37	37
Dividends from Surplus					(296)	(296)
Profit for the Period					1,481	1,481
Reversal of Reserve for Specified Shares				(204)	204	—
Purchase of Treasury Shares
Net Changes in Items Other Than Shareholders’ Equity
Total Changes During the Period	37	37	37	(204)	1,389	1,184
Balance at End of Period	3,286	3,273	3,273	280	2,745	3,025

	Shareholders’ Equity		Valuation and Translation Adjustments	Share Acquisition Rights	Total Net Assets
	Treasury Shares	Total Shareholders’ Equity	Other Valuation Difference on Available-for-Sale Securities
Balance at Beginning Period	(0)	8,324	113	385	8,823
Changes During the Period
Issuance of New Shares		75			75
Dividends from Surplus		(296)			(296)
Profit for the Period		1,481			1,481
Reversal of Reserve for Specified Shares		-			-
Purchase of Treasury Shares	(0)	(0)			(0)
Net Changes in Items Other Than Shareholders’ Equity			(7)	6	(0)
Total Changes During the Period	(0)	1,260	(7)	6	1,259
Balance at End of Period	(0)	9,584	106	391	10,082

Notes to Non-Consolidated Financial Statements

Notes on Significant Accounting Policies

1.	Valuation Standards and Methods for Assets

(1)	Valuation Standards and Methods for Securities

①	Shares of Subsidiaries and Affiliates: Stated at cost determined by the moving-average method

②	Other Securities

Securities Other Than Shares Without: Market Prices	: Measured at fair value (valuation differences are recognised directly in net assets)
Shares Without Market Prices	: Stated at cost determined primarily by the moving-average method

With respect to investments in limited liability investment partnerships, the Company applies a method whereby the Company’s equity interest is recognised at the net amount based on the most recent financial statements of the partnership.

(2)	Valuation Standards and Methods for Inventories

Merchandise	: Stated at cost determined by the moving-average method (The balance sheet value is determined by writing down the book value based on a decline in profitability)
Work in Process :	Stated at cost determined by the specific identification method (The balance sheet value is determined by writing down the book value based on a decline in profitability.)

2.	Depreciation Methods for Fixed Assets

(1)	Tangible Fixed Assets

The Company applies the straight-line method for buildings and the declining-balance method for tools, furniture and fixtures.

The estimated useful lives of major assets are as follows:

Buildings	:	8 ~ 15 years
Tools, Furniture and Fixtures	:	6 ~ 15 years

(2)Intangible	Assets

The Company applies the straight-line method. Software for internal use is amortised based on the estimated useful life for internal use (five years).

3.	Recognition Criteria for Provisions

Allowance for Doubtful Accounts	: For general receivables, the allowance is calculated based on historical loss rates. For specific receivables, including doubtful receivables, recoverability is individually assessed and the estimated uncollectible amount is recognised.

4.	Recognition Standards for Revenues and Expenses

With respect to revenue arising from contracts with customers in the Company’s principal business, the e-Gift Platform Business, the main performance obligations and the usual timing of their satisfaction (the usual timing of revenue recognition) are as follows:

e-Gift Platform Business

The Company provides integrated services encompassing the generation, distribution, sale, settlement, and performance management of e-gifts. Given that the Company arranges for and manages the issuance of e-gifts exchangeable for customers’ products or services to third parties and ensures that such e-gifts are available for use by users, revenue is recognised at the point when an e-gift is issued to a third party and made available for use by the user; an issued e-gift is redeemed by the user; or management of the issued e-gift is terminated due to expiration.

5.	Other Significant Matters Forming the Basis for the Preparation of Financial Statements

(1)	Accounting Treatment of Deferred Assets

Share issuance costs are recognised as expenses in full at the time incurred.

(2)	Translation of Foreign Currency-Denominated Assets and Liabilities

Monetary receivables and payables denominated in foreign currencies are translated into yen at the spot exchange rate prevailing on the fiscal year-end date, and translation differences are recognised in profit or loss.

Notes on Changes in Accounting Policies

No description is provided as the information is the same as that presented in the Notes to the Consolidated Financial Statements.

Notes on Accounting Estimates

1.	Valuation of Investment Securities (Unlisted Shares)

(1)	Amounts Recorded in the Financial Statements for the Fiscal Year

Investment Securities (Unlisted Shares)	¥2,160 million
Loss on Valuation of Investment Securities	¥364 million

(2)	Information on Significant Accounting Estimates Related to Identified Items

As the same information is disclosed in the Consolidated Financial Statements under

“Notes to Consolidated Financial Statements (Notes on Accounting Estimates), 1. Valuation of Investment Securities (Unlisted Shares)”, the disclosure herein has been omitted.

1.	Accumulated Depreciation Deducted Directly from Assets

Fixed Assets
Tangible Fixed Assets	¥99 million
Buildings	¥59 million
Tools, Furniture and Fixtures	¥40 million

Notes to the Balance Sheet

2.	Monetary Receivables from and Payables to Affiliates (Excluding those separately presented)

Short-term Monetary Receivables from Affiliates	¥22 million
Short-term Monetary Payables to Affiliates	¥7 million

Notes to the Statement of Profit or Loss

Total Amount of Transactions with Affiliates

Operating Transactions	¥42 million
Non-operating Transactions	¥24 million

Notes to the Statement of Changes in Equity

Type and Number of Treasury Shares as of the End of the Fiscal Year

Common Shares	263 shares

Notes on Tax Effect Accounting

Breakdown of Deferred Tax Assets and Deferred Tax Liabilities by Major Causes

Fiscal Year Ended December 31, 2025
Deferred Tax Assets
Excess Depreciation	¥2 million
Lump-Sum Depreciable Assets	¥0 million
Asset Retirement Obligations	¥39 million
Accrued Enterprise Taxes	¥40 million
Accrued Bonuses	¥104 million
Allowance for Doubtful Accounts	¥140 million
Loss on Valuation of Shares of Affiliates	¥698 million
Loss on Valuation of Investment Securities	¥350 million
Other	¥95 million

Subtotal of Deferred Tax Assets	¥1,472 million
Valuation Allowance	(¥1,197 million)

Total Deferred Tax Assets	¥274 million

Deferred Tax Liabilities
Removal Costs Corresponding to Asset Retirement Obligations	(¥33 million)
Net Unrealized Gains (Losses) on Available-for-Sale Securities	(¥46 million)

Total Deferred Tax Liabilities	(¥80 million)
Net Deferred Tax Assets	¥194 million

Notes on Transactions with Related Parties

(1) Subsidiaries, etc.

Category	Name of Company or Individual	Voting Rights Held (or Held by) (%)	Relationship with Related Party	Nature of Transaction	Transaction Amount (¥ millions)	Account	Balance at End of Period (¥ millions)
Subsidiary	GIFTEE MALAYSIA SDN. BHD.	Held: 100 (direct)	Loan of funds	Loan of funds	—	Short-term loans receivable (Note 1)	266
Subsidiary	paintory Inc.	Held: 100 (direct)	Loan of funds	Loan of funds (Note 2)	75	Short-term loans receivable	374

Notes:

1.

The balance of allowance for doubtful accounts related to the above loan receivable at the end of the fiscal year was ¥228 million. The provision for allowance for doubtful accounts recorded for the fiscal year was ¥154 million.

2.	The interest rate on the loan was determined in consideration of prevailing market interest rates.

(2) Directors and Major Individual Shareholders, etc.

Category	Name of Company or Individual	Voting Rights Held (or Held by) (%)	Relationship with Related Party	Nature of Transaction	Transaction Amount (¥ millions)	Account	Balance at End of Period (¥ millions)
Director	Tatsuya Suzuki	Held by: 4.49 (direct)	Director of the Company	Contribution in kind of monetary compensation claims (Note)	13	—	-
Director	Yoshikazu Fujita	Held by: 1.63 (direct)	Director of the Company	Contribution in kind of monetary compensation claims (Note)	12	—	-

Note: These transactions represent contributions in kind of monetary compensation claims in connection with the restricted stock compensation plan.

Notes on Revenue Recognition

As the disclosure regarding revenue recognition is identical to that presented in the Notes to Consolidated Financial Statements, the disclosure herein has been omitted.

Notes on Per Share Information

Net Assets per Share	¥325.46
Profit per Share	¥49.87

Notes on Significant Subsequent Events

As the disclosure regarding significant subsequent events is identical to that presented in the Notes to Consolidated Financial Statements, the disclosure herein has been omitted.